Exhibit 99.24

AMENDMENT TO SHAREHOLDERS AGREEMENT

This agreement is entered into on 10th December 2010

BY AND BETWEEN

•                                         TELEFÓNICA S.A., a Spanish company with registered office at 28013, Madrid, Gran Vía n. 28, Spain (“TE”);

•                                         ALLEANZA TORO S.p.A. (formerly Alleanza Assicurazioni S.p.A.), an Italian company with registered office at Torino, via Giuseppe Mazzini n. 53, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•                                         INA ASSITALIA S.p.A., an Italian company with registered office at Roma, Corso & I’talia n. 33, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•                                         GENERALI LEBENSVERSICHERUNG A.G. (formerly Volksfürsorge Deutsche Lebensversicherung A.G.), a German company with registered office at Hamburg (Germany), an der Besenbinderhof n. 43, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•                                         GENERALI VIE S.A., a French Company with registered office at Paris, Boulevard Hausmann n. 11, for the purposes of this agreement represented by Assicurazioni Generali S.p.A.;

•                                         ASSICURAZIONI GENERALI S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy (“AG” on its own behalf and in the name and behalf of its subsidiaries ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A., GENERALI LEBENSVERSICHERUNG A.G. and GENERALI VIE S.A.);

•                                         INTESA SANPAOLO S.p.A., an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy, share capital Euro 6,646,547,922.56, registration number on the Torino Company Register and fiscal code 00799960158, VAT number 10810700152, included in Registry of Banks with n. 5361 and Parent Company of banking group “Intesa Sanpaolo’’ included in the National Register of Banking Groups (“IS”);

•                                         MEDIOBANCA S.p.A., an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy (“MB”);

(hereinafter collectively referred to as the “Parties” and, individually, as a “Party”)

WHEREAS:

(A)                             The Parties jointly own the whole share capital of Telco S.p.A., with registered office at via Filodrammatici n. 3, Milan, Italy, fiscal code n. 05277610969 (“Telco”). which owns 3,003,586,907 shares of Telecom Italia S.p.A., with registered office at Piazza degli Affari 2, Milan, Italy, fiscal code n. 00488410010 (“TI”), equivalent to approximately 22.45% of the ordinary share capital of TI, according to the following proportion:

•                                          TE owns no. 820,569,068 Class B shares of Telco representing approximately 46.18% of Telco’s share capital:

•                                          AG no. 543,364,315 Class A shares of Telco representing approximately 30.58% of Telco’s share capital;

•                                          IS owns no. 206,464,495 Class A shares of Telco representing approximately 11.62% of Telco’s share capital:

•                                          MB owns no. 206,464,495 Class A shares of Telco representing approximately 11.62% of Telco’s share capital.

(B)                               On 28 April 2007 the Parties and Sintonia S.A. entered into a co-investment agreement (the “Co-investment Agreement”) for the incorporation of Telco and the acquisition by Telco of 100% of the share capital of Olimpia S.p.A. which in Lurn held 17.99% of the ordinary share capital of TI and a shareholders’ agreement (the “Shareholders’ Agreement”) by means of which they established the principles relating inter alia to (i) the corporate governance of Telco, (ii) the preparation and presentation of the list for the shareholders’ meeting of TI having on the agenda the appointment of TI’s directors, (iii) the transfer of Telco’s shares and indirectly the transfer of the TI’s shares owned by Telco, and (iv) the autonomous and independent management of the TI and TE groups, including limitations on the participation of TE or its representatives in any decision-making processes relating to policies, management, and operations of companies directly or indirectly controlled by TI in countries where restrictions apply (the transaction contemplated in the Co-investment Agreement and Shareholders’ Agreement, the “Telco Transaction”).

(C)                               On 25 October 2007, the Parties and Sintonia S.A. entered into an amendment to the Co-investment Agreement and to the Shareholders’ Agreement in which inter alia, the Parties acknowledged the content of the decision announced by the Brazilian telecommunications regulator - ANATEL on 23 October 2007 and subsequently published on 5 November 2007 as ANATEL’s Ato no. 68.276, of 31 October 2007 (the “ANATEL Approval”).

(D)                              On 19 November 2007, the Parties and Sintonia S.A. further agreed to amend the Shareholders’ Agreement and the by-laws of Telco (the “Telco By-Laws”) in order to implement the provisions of the ANATEL Approval.

(E)                                On 28 October 2009 the Parties agreed to renew the Shareholders’ Agreement for an additional period of three years (i.e. as of 28 April 2010 until 27 April 2013).

(F)                                On 11 January 2010 the Parties entered into an agreement by which they agreed to support Telco and, in particular, to make available to Telco the funds necessary to avoid or cure any possible default under a new facility which was provided to Telco in the same context by primary financial institutions.

(G)                               In order to terminate certain administrative and judicial proceedings in connection with the Telco Transaction, on 6 October 2010 the Parties, Telco, certain companies controlled by TE, TI, Telecom Italia International NV and certain other companies controlled by TI entered into a “compromiso” (the “Compromiso”).  Such Compromiso was accepted by Resolution N° 148 of the Secretaría de Política Económica of the Ministerio de Economia y Finanzas Publicas on 13 October 2011) (upon corresponding proposal by the Argentinean antitrust authority, the Comisión Nacional de Defensa de la Competencia (the “CNDC”)), which approved the Telco Transaction, subject to the irrevocable and effective compliance of the Compromiso.

(H)                              For the same reasons indicated in letter G. above, but without prejudice to the Parties’ position that the Telco Transaction does not represent an “economic concentration” pursuant to articles 6 and S of the Argentinean Law 25.156, the Parties now wish to amend the Shareholders Agreement and the Telco By-Laws, in accordance with provisions of the Compromiso.

Now, therefore, in consideration of the foregoing premises the Parties hereby

AGREE AND CONVENANT

as follows

1.             The Shareholders’ Agreement is amended by adding thereto a new Paragraph 5 ter, in the following terms:

“5 ter. Specific provisions relating to TI and TE’s telecommunication services providers in the Argentinean market

TE controls companies (including Telefónica de Argentina S.A.) that carry out in Argentina activities that are the same or similar to those respectively carried out by Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A., Telecom Personal S.A., Telecom Italia Sparkle S.p.A., Telecom Italia Sparkle Luxembourg S.A., Lan Med Nautilus Ltd. and Latin American Nautilus Argentina, S.A..

Specifically with respect to such activities that, in Argentina, are carried out concomitantly, in the markets of telecommunications, Internet, data, radio, media and substitute services in accordance with the Argentinean antitrust regulation by (i) TE or its controlled companies, and (b) TI, Telecom Italia International N.V., Telecom Italia Sparkle S.p.A., Telecom Italia Sparkle Luxembourg S.A., Lan Med Nautilus Ltd., Latin American Nautilus Argentina, S.A., Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A. or Telecom Personal S.A. (the “Activities in the Argentinean Market”), and as far as the Compromiso is in force in accordance with its Clause Nine (Vigencia), the Parties agree that:

(i)                                     TE, with respect to the shareholders’ meetings, as well as any person designated by TE as member respectively of the boards of directors, the boards of managers, the boards of auditors/control and/or any person designated by TE as officer or member of any other corporate body with similar duties of Telco and/or of any other company directly or indirectly controlled or participated by Telco or TI, including Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A. and Telecom Personal S.A., shall be prohibited from participating in, voting or vetoing with respect to any matters related to these companies concerning their relevant Activities in the Argentinean Market.  “Participating in’ in this paragraph means that TE may not be present, whether directly or indirectly, in person or, through its legal representatives or its employees, or by any means of communication such as telephone conferences and/or other electronic or telematic means.

(ii)                                  TE shall he prohibited from designating any member of the board of directors, manager, member of the hoard of auditors/control, as well as any officer or any member of any other corporate body having similar duties, in companies which carry out Activities in the Argentinean Market, directly or indirectly controlled by TI and its controlled companies;

(iii)                               in the event of a de-merger of Telco, the conditions imposed on TE towards TI and its controlled and controlling companies (if any), as well as the prohibition with respect to the relationships between the companies controlled by TE and TI which carry out Activities in the Argentinean Market, shall remain in full force and effect;

(iv)                              any amendment to the Shareholders’ Agreement or to Telco’s By-Laws which relates to the Compromiso and/or which has impact on the Argentinean market shall be submitted to the prior approval of CNDC;

(v)                                 TE shall be prohibited, in accordance with the Argentinean legislation, from exercising directly or indirectly control on any company controlled by TI which carry out Activities in the Argentinean Market, even in the event of exercise by TE of the rights referred to in articles 6 and 8.5 of the Shareholders’ Agreement;

(vi)                              Telco’s By-Laws shall he amended in order to provide that in the event, and to the extent, that the Telco’s hoard of directors has to review any matter regarding the Activities in the Argentinean Market, the persons in charge of preparing the board meetings’ agendas and the chairman of the board of directors of Telco shall divide the topics of the agenda as follows: (i) one agenda for the meeting in which the participation of TE, through the board members designated by TE, is allowed, and (ii) another agenda for the meeting in which the board members designated by TE are not allowed to participate.  The meetings in which TE’s members of the board of directors are not allowed to participate shall be those relating to the Activities in the Argentinean Market of TI and of companies directly or indirectly controlled by TI;

(vii)                           TE shall be prohibited from appointing in Telco and in TI persons who are at the same time either members of the board of directors or employees of Telefónica de Argentina S.A. or of Telefónica Móviles Argentina S.A.

2.             The Parties further agree to integrate the Telco By-Laws by adding thereto a new Paragraph 5.1.2 and a new Paragraph 16.4, the contents of which are attached hereto as Annex “A”.

3.             Except as provided for in Sections 1 and 2 above, all the other provisions, terms and conditions set forth in the Co-investment Agreement, the Shareholders’ Agreement and the Telco By-Laws, all such documents as subsequently amended and restated, shall remain unchanged and are hereby expressly ratified and confirmed by the Parties.

* * * * *

TELEFÓNICA, S.A.

ASSICURAZIONI GENERALI S.p.A. (for its own account and in the name and the behalf of ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A, GENERALI LEBENSVERSICHERUNG A.G. e GENERALI VIE S.A.)

INTESA SANPAOLO S.p.A.

MED1OBANCA S.p.A.

Annex A

NEW CLAUSES FOR INCLUSION IN THE BY-LAWS OF TELCO S.P.A., IN IMPLEMENTATION OF THE TERMS OF THE COMPROMISO AND THE DEED OF AMENDMENT:

“5.1.2 For so long as the limitations and restrictions that have been assumed towards the Argentinian authorities remain effective and in force, the holders of Class B Shares shall not be entitled to vote in relation to any matter that regards the activities of companies directly or indirectly controlled by Telecom Italia Spa that carry out Activities in the Argentinean Market, including Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A. and Telecom Personal S.A., and consequently the holders of Class B Shares shall not be entitled to participate in shareholders’ meetings at the moment when such resolutions must be discussed and/or voted upon.

For purposes of this clause 5.1.2 and clause 16.4 Activities in the Argentinean Market shall mean such activities that, in Argentina, are carried out concomitantly, in the markets of telecommunications, Internet, data, radio, media and substitute services in accordance with the Argentinean antitrust regulation by (i) holders of Class B Shares or their controlled companies, and (b) Telecom Italia S.p.A., Telecom Italia International N.V., Telecom Italia Sparkle S.p.A., Telecom Italia Sparkle Luxembourg S.A., Lan Med Nautilus Ltd., Latin American Nautilus Argentina, S.A., Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A. or Telecom Personal S.A.”

“16.4  For so long as the limitations and restrictions that have been assumed towards the Argentinian authorities remain effective and in force, in accordance with the principles established by article 2391 of the Italian Civil Code, the directors appointed from the list submitted by the holders of Class B Shares, and the officers appointed at the request of holders of Class B Shares, shall not he entitled to participate in discussions regarding Activities in the Argentinean Market carried out or to be carried out by Telecom Italia S.p.A., Telecom Italia International N.V. or companies directly or indirectly controlled by Telecom Italia S.p.A. or Telecom Italia International N.V. that conduct Activities in the Argentinean Market, including Sofora Telecomunicaciones S.A., Nortel Inversora S.A., Telecom Argentina S.A. and Telecom Personal S.A., and, consequently they shall not be entitled to vote, or to veto, any matters on the agenda of meetings of the Board of Directors, or of any internal committee or other corporate body with similar responsibilities, regarding such topics.

For the purposes of this clause 16.4, and for so long as the limitations and restrictions that have been assumed towards the Argentinean authorities remain effective and in force, prior to any meeting of the Company’s Board of Directors, and to the extent the Board of Directors has to review any matter regarding the Activities in the Argentinean Market, the President of the Board of Directors, or such other person as may he responsible for preparing the agenda, shall have the obligation of preparing two separate agendas as follows: (i) one agenda for the meeting in which the directors appointed from the list presented by the holders of Class B Shares are allowed to participate; and (ii) another agenda for the meeting in which the directors appointed from the list presented by the Class B shareholders are not allowed to participate.  The meetings in which the directors appointed from the list presented by the holders of Class B Shares are not allowed to participate shall be those relating to the Activities in the Argentinean Market of Telecom Italia S.p.A. and of companies directly or indirectly controlled by Telecom Italia S.p.A. that carry out Activities in the Argentinean Market.”